EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Sponsors and Trustees of Defined Asset Funds Equity Investor Fund, Select Ten Portfolio 1998 International Series A, United Kingdom and Japan
Portfolios:

We consent to the use in this Registration Statement No. 333-41769 of our report dated January 27, 1998, relating to the Statements of Condition of Defined Asset Funds Equity Investor Fund, Select Ten Portfolio 1998 International Series A, United Kingdom and Japan Portfolios and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
January 27, 1998